Exhibit 99.1
                                                                                          One Ameren Plaza
                                                                                          1901 Chouteau Avenue
                                                                                              St. Louis, MO 63103
 [GRAPHIC INSERTED]

Contact:

Media                                     Analysts                                                                Investors
Erica Abbett                                        Mike Cleary                                             Bruce Steinke                                Investor Services
(314) 206-0646                                     (573) 681-7137                                          (314) 554-2574                                                       (800) 255-2237
                bsteinke@ameren.com                                         invest@ameren.com
For Immediate Release

To Cover Rising Costs and Energy Infrastructure Investments, Maintain System
Reliability and Invest in Environmentally Friendly Generation Technologies,
AmerenUE Seeks Electric Rate Increase

Would be First Increase in 20 Years For Rates That Are Approximately
30 Percent Below National Average

St. Louis, MO, July 7, 2006 -- AmerenUE, an operating company of Ameren Corporation (NYSE:AEE), today filed a request for an increase in base rates for electric service with the Missouri Public Service Commission (MoPSC). If approved, it would mark the first electric rate increase for AmerenUE in almost 20 years.

Overview of Electric Rate Filing

The company’s filing includes a proposed average increase in electric rates of 17.7 percent or $361 million. The company is also proposing to limit the increase on residential rates to 10 percent, allocating revenue amounts above that level to other customer classes. Under the application, a typical residential customer using 1,000 kilowatt-hours a month would see the electric bill rise from approximately $66 per month to $72 per month, excluding taxes. Even with this increase, a typical AmerenUE residential electric customer would be paying rates that would be below AmerenUE’s 1991 levels.

In addition to the proposed limit on the residential rate increase, the company has committed to working with key stakeholders during the rate review process to develop low income energy assistance and energy conservation programs to help address customers’ needs.

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“For decades, our focus on our core energy business, cost control and operating efficiencies has resulted in our customers enjoying some of the lowest electric rates in the nation,” said Gary L. Rainwater, chairman, president and chief executive officer, Ameren Corporation. “Our customers have come to expect AmerenUE to deliver a highly reliable, environmentally friendly supply of electricity at reasonable prices. We are committed to continuing to meet their expectations—now and in the future.”

He added, “We recognize that our customers are experiencing meaningful increases in many of their monthly costs, consistent with trends we are seeing across the nation. Because we are concerned about how these increases will impact each family’s budget, our proposal seeks to develop a program to assist our most vulnerable customers who need help paying their electric bills.”

He stressed that the company will continue to give to, and encourage others to contribute to, its Dollar More program, the region’s largest private energy assistance fund for customers in need. AmerenUE will also encourage customers to participate in Budget Billing, a company program that levels monthly bill amounts.

Through this filing, AmerenUE is proposing to develop at least 100 megawatts of wind power that will benefit all AmerenUE customers and to launch a voluntary program allowing customers to support additional development of wind power and other forms of renewable energy.

AmerenUE’s filing also includes proposed economic development incentive rates for nonresidential customers who move operations into targeted urban areas where the City of St. Louis is trying to spur re-development. Eligible projects would provide social and economic benefits in areas where jobs are needed and re-development is critical to area improvement.

Finally, Rainwater added that consistent with the company’s commitment to accept full responsibility for the effects of the Dec. 14 failure of its Taum Sauk Plant, AmerenUE has not included in the rate request filed today the related costs that the company has incurred. Those costs include the clean-up of Johnson’s Shut-Ins state park, reimbursement of state costs and resolution of individual claims.

The company’s proposal is subject to the customary rate review process, which includes review and approval by the MoPSC. A decision is expected no later than June 2007.

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Perspectives on Electric Rate Increase Proposal

AmerenUE’s electric rates are among the lowest in the nation. Since 1987 (the last time the company’s base rates were increased), the company has lowered its electric rates by approximately 13 percent. In 2005, AmerenUE’s average electric rates were approximately 30 percent below the national average and 15 percent below the Midwest average and the lowest of the investor-owned utilities in the state. In addition, St. Louis has the second lowest residential electric rates in the country compared to the rates of the major metropolitan areas surveyed by the Bureau of Labor Statistics (BLS).

However, while electric rates remained low, many electric bills have grown as a result of higher electricity usage. The average electricity usage by residential customers has risen 30 percent since the late 1980s as residents have added computers, second refrigerators, home entertainment systems, multiple television sets, cell phone chargers and other electrical devices to their homes.

Since the company’s last rate case (2002), AmerenUE’s average residential electric rates have decreased 6 percent, while electric rates across the United States and Midwest rose 11 percent and 5 percent, respectively, through the end of 2005. From 2002 through 2005, regional prices for consumer products rose 10 percent, medical costs increased by 15 percent and housing costs rose 23 percent, according to BLS.

The trend in rising electric rates is continuing: Recent U.S. Department of Energy (DOE) data reflects that U.S. average electric rates in the first quarter of 2006 are already 12 percent above where they were a year ago. In addition, should the company’s proposal be approved by the MoPSC in 2007, AmerenUE average electric rates will still be more than 20 percent below the U.S. average electric rates projected by the U.S. DOE.

In addition to keeping rates low, AmerenUE remains committed to providing superior customer service—ranking among the top utility companies in customer satisfaction surveys. The company has invested in state-of-the-art technology to meet its customers’ needs. In fact, the respected global marketing information firm known for surveys of customer satisfaction, J.D. Power and Associates, recently ranked AmerenUE better than its industry peers in the Midwest in number of brief power outages, the number of lengthy outages and the average length of the longest outages. In addition, J.D. Power certified AmerenUE’s customer contact center, along with three other Ameren contact centers, for providing “An Outstanding Customer
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Service Experience.” AmerenUE is among a select few electric or gas utility companies in the nation to receive this certification.

Factors Contributing to Need for Electric Rate Increase

Under Missouri regulation, AmerenUE is permitted to recover from its customers its prudently incurred investments, including an appropriate return on those investments, as well as its prudently incurred costs of operating its electric operations. Since its 2002 electric rate case, AmerenUE has made significant investments in critical energy infrastructure, as well as incurred significantly higher operating expenses. For example:

•
While AmerenUE’s electric rates have decreased approximately 6 percent since the last rate case, its annual investments in energy infrastructure have risen approximately 50 percent since that time. In particular, AmerenUE has invested approximately $2.6 billion in its electric operations. Those investments included more than $700 million for 2,600 megawatts of new generation to meet growing customer demands. The company has also invested in nuclear steam generators and turbines, rail cars, transformers, major substation replacements and upgrades and the addition of 80 miles of new transmission line. In addition, the company has installed controls and employed technology to reduce emissions at its generating plants, as well as made investments in its customer service systems.

•
Costs for AmerenUE’s primary generation source—coal—have risen significantly. The cost of a ton of coal delivered to an AmerenUE plant in 2007 will be 42 percent higher than the delivered cost of a ton of coal in the 2002 electric rate case.

•
The cost of materials used in the company’s delivery system has also risen meaningfully: Aluminum overhead wire costs have grown approximately 95 percent; copper underground cable has risen approximately 145 percent, and the costs of poles and transformers have jumped approximately 35 percent and 55 percent, respectively.

•	AmerenUE has increased its tree-trimming budget by more than 20 percent to enhance the reliability of its distribution system.
•	Employee and retiree pension and medical costs have risen 56 percent.

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Looking ahead, AmerenUE expects many of these costs to continue to rise. In addition, AmerenUE intends to continue to make significant investments in its energy infrastructure, including investments in renewable generation, environmental upgrades and reliability enhancements. Without appropriate rate relief, among other things, AmerenUE would have difficulty making critical energy infrastructure investments in a timely fashion, inhibiting the company’s ability to provide reliable service on a continuous basis and increasing its borrowing costs.

“In our proposal, we are seeking recovery of investments we have made in our business since the last rate case, an appropriate return on those investments, as well as recovery of the costs of operating our business,” said Rainwater. “The ability to make timely investments in energy infrastructure is critical to meeting existing and future customer demands, which ultimately drives the economy of the state. For AmerenUE to continue to meet growing customer demand in a prudent and reliable fashion, to meet environmental standards that will require AmerenUE to invest $1.2 to $1.6 billion in environmental controls over the next 10 years, invest in environmentally friendly renewable generation and to begin preparation for its next baseload plant addition, it is essential that we receive a constructive regulatory decision that permits us to recover the investments and costs we are incurring.”

Included with this news release are supplemental charts and graphs related to AmerenUE’s electric rates. Additional information is also on our Web site, www.ameren.com.

AmerenUE is a subsidiary of St. Louis-based Ameren Corporation. The Ameren companies serve 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.
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Forward-Looking Statements

Statements made in this release, which are not based on historical facts, are “forward-looking” and accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such “forward-looking” statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The factors discussed elsewhere in this release and the company’s past and subsequent filings with the Securities and Exchange Commission could cause actual results to differ materially from management expectations suggested in such forward-looking statements.